LICENSE AGREEMENT

THIS AGREEMENT dated for reference the 30th day of June, 2015.

BETWEEN:

IAN GRANT, an individual with an address c/o 200-252 Pall Mall Street, London, Ontario N6A 5P6

(herein called “Licensor”)

AND:

AFC BUILDING TECHNOLOGIES INC., a corporation existing under the laws of the State of Nevada with its executive office at 101 ½ Mary Street West, Whitby, Ontario L1N 2R4

(herein called “Licensee”)

WHEREAS:

A.     The Licensor owns certain website addresses/domain names relevant to the automotive e-commerce business (the “E-Commerce Domains”);

B.     The Licensor and the Licensee wish to enter into a license agreement whereby the Licensor will grant to the Licensee an exclusive worldwide license, to exploit the E-Commerce Domains in all fields of use for a period of 40 years (the “Domain License”); and

C.     The Licensor has agreed to grant the Licensee the Domain License under the terms and conditions as set forth in this License Agreement.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“Affiliate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(b)	“Associate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(c)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in Nevada;

(d)	“Effective Date” means June 30, 2015;

(e)

“Gross Sales” means the aggregate of all sums actually received from all third party sources by Licensee, by any affiliate of Licensee, or by any authorized entity acting on Licensee’s behalf, which sums are derived from the applicable exploitation of the Licensed IP. There shall be excluded from the Gross Sales the following:

(i)	Any sums received and thereafter refunded, and if any such sums shall have theretofore been taken into account, then an amount equal to the sum refunded shall be eliminated from subsequent receipts;

(ii)	Any withholding, sales tax, consumption tax or other applicable taxes collected in respect of the sales;

(iii)

Any and all sales which are refundable until earned or forfeited (but all non-refundable advances or advances which are subject only to delivery or the passage of time shall be included in Gross Sales); and

(iv)	Any payments of Gross Sales payable to any non Affiliate of Licensee.

(f)	“IP” means the E-Commerce Domains described in Schedule 1;

(g)	“Licensed IP” means the Domain License and all intellectual property of the Licensor related thereto;

(h)	“E-Commerce Domains” means the domain addresses listed in Schedule 1;

(i)	“Currency” unless otherwise indicated, all dollar amounts in this License Agreement are expressed in United States funds.

1.2

Sections and Headings. The division of this License Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this License Agreement. Unless otherwise indicated, any reference in this License Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this License Agreement.

1.3

Number, Gender and Persons. In this License Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.4

Accounting Principles. Except as otherwise stated, any reference in this License Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.5

Entire Agreement. This License Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6	Time of Essence. Time will be of the essence of this License Agreement.

1.7

Applicable Law. This License Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of Nevada and the federal laws of United States applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this License Agreement tried by a jury.

1.8

Amendments and Waivers. No amendment or waiver of any provision of this License Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this License Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.9	Schedules. The following Schedules are attached to and form part of this License Agreement:

Schedule 1 - Description of IP/Domains

2.	GRANT OF LICENSE

2.1	The Licensor hereby grants to the Licensee, effective as of the Effective Date and for a period of 40 years, an exclusive worldwide license to use the Domain License.

2.2	Licensee shall not assign or sublicense the rights granted under this license.

2.3

The Licensee agrees to assist the Licensor in recording this License Agreement with appropriate government authorities where such recording is required by law or regulation or where such recording is permitted or desired by the Licensor.

2.4	The Licensor shall not continue to use the Licensed IP and shall not sell or agree to sell all or any portion of the Licensed IP, while this License Agreement is in effect.

3.	OWNERSHIP

3.1

Licensee acknowledges and agrees that, as between the parties to this License Agreement and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world, in and to all Licensed IP, and any copies of the Licensed IP, whether made on or behalf of Licensor or Licensee.

4.	LICENSE FEE

4.1

The license fee payable by the Licensee to the Licensor for the Licenses shall consist of a royalty equal to 2.5 percent of the Gross Sales derived from the exploitation of the Licensed IP (the “Royalty”).

4.2

The Royalty shall be payable within thirty (30) days following the end of the then-current calendar quarter. All payments to be made hereunder shall be made in United States dollars. Payments originating in any other currency shall be converted to United States dollars using the rate of exchange as published by Bank of America on the date such payment is due.

5.	TERMINATION AND EXTENSION

5.1	Except as otherwise provided, this License Agreement shall terminate automatically at the end of the term specified in Section 1.

6.	INDEMNIFICATION, REMEDIES, SURVIVAL

6.1

For the purposes of this Section 6 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Licensor or Licensee including damages for lost profits or lost business opportunities.

6.2	Agreement of Licensor to Indemnify

(a)

Licensor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of the License Agreement, the Licensee and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Licensee and its shareholders by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensor of any representation or warranty of Licensor contained in or made pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensor of any covenant or agreement of Licensor made in or pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement.

6.3	Agreement of Licensee to Indemnify

(a)

Licensee will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of this License Agreement, the Licensor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensor by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensee of any representation or warranty of Licensee contained in or made pursuant to this License Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensee of any covenant or agreement of Licensee made in or pursuant to this Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement.

7.	REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

7.1

The Licensor represents and warrants to the Licensee, with the intent that the Licensee will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, as follows:

(a)	Licensor warrants that to the best of its knowledge the use of the Licensed IP as intended through this License Agreement, does not infringe upon the rights of third parties;

(b)

Licensor warrants that to the best of its knowledge the Licensed IP is valid, maintained and enforceable towards third parties worldwide, other than France, Iran or Russia, and that the Licensed IP shall be properly maintained during the term of this License Agreement.

(c)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Licensor, and this License Agreement constitutes a valid and binding obligation of the Licensor enforceable against the Licensor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)	neither the execution and delivery of this License Agreement nor the performance of the Licensor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensor, the IP, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Licensor is a party or which are binding upon the Licensor,

(ii)	to the knowledge of the Licensor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Licensee under any sales tax legislation. .

(iii)	give rise to the creation or imposition of any encumbrance on the IP,

(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Licensor, or

(v)	violate or trigger any liability on behalf of the Licensee pursuant to any legislation governing the licensing of the IP by the Licensor;

(e)	the Licensor owns and possesses and has good and marketable title to the IP free and clear of all encumbrances of every kind and nature whatsoever;

(f)

no person other than the Licensee has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Licensor of any of the Licensed IP;

(g)

There are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensor’s knowledge threatened against or affecting the Licensor or in respect of the IP; and

(h)

there is no requirement applicable to the Licensor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

8.	REPRESENTATIONS OF THE LICENSEE

8.1

The Licensee represents and warrants to the Licensor as follows, with the intent that the Licensor will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, that:

(a)

the Licensee is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this License Agreement and to carry out its terms;

(b)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Licensee, and this Agreement constitutes a valid and binding obligation of the Licensee enforceable against the Licensee in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Licensee to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this License Agreement; and

(d)

neither the execution and delivery of this License Agreement nor the performance of the Licensee’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Licensee, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensee, or any contract, agreement, instrument, covenant, mortgage or security to which the Licensee is a party or which are binding upon the Licensee.

9.	NON MERGER

9.1

The representations, warranties, covenants, and agreements of the Licensor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Effective Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensor of such representation, warranty, covenant, or agreement), or any investigation by the Licensee, same will remain in full force and effect.

9.2

The representations, warranties, covenants, and agreements of the Licensee contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Effective Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensee of such representation, warranty, covenant, or agreement), or any investigation by the Licensor, same will remain in full force and effect.

10.	FURTHER ASSURANCES

10.1

From time to time subsequent to the Effective Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

11.	ASSIGNMENT

11.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

12.	SUCCESSORS AND ASSIGNS

12.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.	COUNTERPARTS

13.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

14.	NOTICES

14.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address of the applicable party first stated above.

15.	REFERENCE DATE

15.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered this agreement on the Effective Date.

Ian Grant
IAN GRANT

AFC BUILDING TECHNOLOGIES INC.

Per:	Cindy Kelly
Authorized Signatory

SCHEDULE 1

	Expires	Status
Domain Name
AUTO-E-TAIL.COM	11/11/2023	Active
AUTO-ETAILER.COM	12/13/2018	Active
AUTOETAIL.CA	11/11/2023	Active
AUTOETAILER.CA	12/13/2018	Active
AUTOETAILER.NET	12/13/2018	Active
AUTOETAILING.COM	11/11/2023	Active
AUTOPARTS-E-TAIL.COM	12/10/2023	Active
AUTOPARTSETAIL.COM	12/10/2023	Active
AUTOPARTSETAIL.NET	12/15/2018	Active
AUTOPARTSETAILER.COM	12/13/2018	Active
AUTOPARTSETAILER.NET	12/13/2018	Active
CARPARTSETAIL.COM	12/16/2018	Active
CARPARTSETAILER.COM	12/16/2018	Active
PARTSETAIL.COM	12/16/2018	Active
PARTSETAILER.COM	12/16/2018	Active